Exhibit 4.1

CERTIFICATE OF CORPORATE RESOLUTION
OF THE BOARD OF DIRECTORS
OF W HOLDING COMPANY, INC.

DESIGNATING
6.70% NONCUMULATIVE MONTHLY INCOME PREFERRED STOCK,
2003 SERIES F,
PAR VALUE $1.00 PER SHARE
(LIQUIDATION PREFERENCE $25 PER SHARE)

     WHEREAS, the Certificate of Incorporation (the “Charter”) of W Holding Company, Inc. (the “Company”) authorizes the issuance of 20,000,000 shares of the Company’s preferred stock, par value $1.00 per share (“Preferred Stock”), in one or more series, and authorizes the Board of Directors to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participation, optional or other special rights, and qualifications, limitations or restrictions thereof;

     WHEREAS, as of the date hereof, 8,291,405 shares of Preferred Stock are issued and outstanding; and

     WHEREAS, the Board of Directors of the Company has determined that the preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the 6.70% Noncumulative Monthly Income Preferred Stock, 2003 Series F, liquidation preference $25 per share, stated and expressed herein are, under the circumstances prevailing at this time, fair and equitable to all existing stockholders;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, in accordance with the provisions of the Charter, hereby approves the issuance of 6.70% Noncumulative Monthly Income Preferred Stock, 2003 Series F, liquidation preference $25 per share, par value $1.00 per share, of the Company and fixes the designation of such 6.70% Noncumulative Monthly Income Preferred Stock, 2003 Series F, liquidation preference $25 per share, and the powers, preferences, rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Charter, as follows:

     1.     Designation; Ranking.

     (a)  The designation of such series of Preferred Stock shall be 6.70% Noncumulative Monthly Income Preferred Stock, 2003 Series F” (hereinafter referred to as “Series F Preferred Stock”), and the number of shares constituting such series shall be 4,232,000, which number may be increased (but not above the total number of shares of authorized Preferred Stock) or decreased (but not below the number of shares of Series F Preferred Stock then outstanding) from time to time by the Board of Directors.

     (b)  The Series F Preferred Stock will, with respect to dividend rights and rights on liquidation, rank (i) senior to all classes of common stock of the Company, par value $1.00 per share (the “Common Stock”) and to all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the Series F Preferred Stock (or to all series of the Preferred Stock in general) as to dividends and the distribution of assets upon liquidation (the Common Stock, together with such other equity securities, being hereinafter referred to as “Junior Stock”); (ii) on a parity with the Company’s 7.125% Non-Cumulative, Convertible Preferred Stock, Series A, the Company’s 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, the Company’s 7.60% Noncumulative Monthly Income Preferred Stock, 2001 Series C, the Company’s 7.40% Noncumulative Monthly Income Preferred Stock, 2001 Series D, and the

Company’s 6.875% Noncumulative Monthly Income Preferred Stock, 2002 Series E and all other equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity to the Series F Preferred Stock as to dividends or the distribution of assets upon liquidation (“Parity Stock”); and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the Series F Preferred Stock as to dividends or the distribution of assets upon liquidation. For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

     (c)  The Company may not issue capital stock ranking, as to dividend rights or rights on liquidation, senior to the Series F Preferred Stock except with the consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series F Preferred Stock and any series of Parity Stock at the time outstanding.

     2.     Dividend Rights.

     (a)  The holders of Series F Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, cash dividends, accruing from the date of original issuance (the “Issue Date”) at the annual rate per share of 6.70% of the liquidation preference of $25 per share (equivalent to $1.675 per share per annum) (the “Dividends”), payable, when, as and if declared by the Board of Directors, monthly in arrears on the 15th day of each month (each monthly period ending on any such date being hereinafter referred to as a “dividend period”), at such annual rate. Dividends in each dividend period shall accrue from the first day of such period, whether or not declared or paid for the prior dividend period (except that the first Dividends payable after the Issue Date shall accrue from the Issue Date). Each declared Dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends (1) for any period other than a full dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and (2) for each full dividend period, will be computed by dividing the annual dividend rate by 12.

     (b)  Dividends shall be noncumulative. The Company is not obligated or required to declare or pay Dividends, even if it has funds available for the payment of such dividends. If the Board of Directors of the Company or an authorized committee thereof does not declare a Dividend payable on a dividend payment date, then the holders of such Series F Preferred Stock shall have no right to receive a Dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay a Dividend accrued for such dividend period or to pay any interest thereon, whether or not dividends on such Series F Preferred Stock or the Common Stock are declared for any future dividend period.

     (c)  If all Dividends due and payable for each of the twelve previous monthly dividend periods (or such fewer dividend periods as there actually are) shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, or the Company has defaulted on the payment of the redemption price of any Series F Preferred Stock called for redemption, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other Junior Stock).

     (d)  When Dividends and dividends upon any Parity Stock are not paid in full (or a sum sufficient for such full payment is not set apart), all dividends declared upon the Series F Preferred

Stock and any Parity Stock will be declared pro rata so that the amount of Dividends and dividends upon the other series of capital stock will in all cases bear to each other the same ratio that full Dividends, for the then-current dividend period (which will not include any accumulation in respect of unpaid Dividends for prior dividend periods), and full dividends, including required or permitted accumulations, if any, on the Parity Stock, bear to each other.

     (e)  Subject to any applicable laws and regulations, each Dividend payment will be made by U.S. dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder’s address as it appears on the register for such Series F Preferred Stock.

     3.     Liquidation Preferences.

     (a)  In the event of any liquidation of the Company, whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders an amount equal to $25 per share, plus accrued and unpaid dividends, if any, for the then-current monthly dividend period to the date of payment, and no more (the “Liquidation Preference”), before any distribution shall be made to the holders of Junior Stock. After payment of the full amount of such liquidating distributions, the holders of Series F Preferred Stock will not be entitled to any further participation in any distribution of the remaining assets of the Company.

     (b)  If the assets of the Company available for distribution to shareholders upon any liquidation of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series F Preferred Stock and any Parity Stock, the holders of Series F Preferred Stock and Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (c)  The merger or consolidation of the Company with or into any other entity, the merger or consolidation of any other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation of the Company within the meaning of this Section 3.

     4.     No Maturity Date or Mandatory Redemption.

     The Series F Preferred Stock will not mature on a specified date and is not subject to any mandatory redemption, sinking fund or similar obligation. Holders will have no right to require the Company to repurchase or redeem any shares of Series F Preferred Stock.

     5.     Redemption.

     (a)  Holders of the Series F Preferred Stock will have no right to require the Company to redeem or repurchase the Series F Preferred Stock and such shares are not subject to any sinking fund or similar obligation.

     (b)  The Series F Preferred Stock will not be redeemable, in whole or in part, before May 30, 2008. After May 30, 2008, the Series F Preferred Stock will be redeemable at the option of the Company, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice by mail, at the following redemption prices, plus accrued and unpaid dividends, if any, for the then-current dividend period to the date fixed for redemption:

Year	Redemption
Price

2008	$25.50
2009	$25.25
2010 and thereafter	$25.00

     (c)  If less than all of the outstanding shares of the Series F Preferred Stock are to be redeemed at the option of the Company, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors, and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem fair and appropriate, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the Series F Preferred Stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless the Company obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder’s shares is not equivalent to a dividend under Puerto Rico law.

     (d)  Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the Series F Preferred Stock to be redeemed, at their respective addresses appearing on the stock books of the Company. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received, and failure to duly give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock. Such notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series F Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after such Redemption Date the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the Redemption Date funds sufficient to redeem the shares called for redemption are set aside by the Company in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the Redemption Date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Company in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (e)  At its option, the Company may, on or prior to the Redemption Date, irrevocably deposit the aggregate amount payable upon redemption of the shares of the Series F Preferred Stock to be redeemed with a bank or trust bank designated by the Company having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the Company shall at that time maintain a transfer agent with respect to its capital stock, and having a combined capital surplus (as shown by its latest published statement) of at least $50,000,000 (hereinafter referred to as the “Depository”), to be held in trust by the Depository for payment to the holders of the Series F Preferred Stock to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Series F Preferred Stock to be redeemed, the Company shall thereupon be released and discharged (subject to the provisions described in the next paragraph) from any obligation to make payment of the amount payable upon redemption of the Series F Preferred Stock to be redeemed, and the holders of such shares shall look only to the Depository for such payment.

     (f)  Any funds remaining unclaimed at the end of two years from and after the Redemption Date in respect of which such funds were deposited shall be returned to the Company forthwith and thereafter the holders of the Series F Preferred Stock called for redemption with respect to which such funds were deposited shall look only to the Company for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the Depository shall belong to the Company and shall be paid to it from time to time on demand. Any of the Series F Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

     (g)  To the extent required to have the Series F Preferred Stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, the shares of Series F Preferred Stock may not be redeemed by the Company without the prior consent of the Board of Governors of the Federal Reserve System.

     6.     Voting Rights.

     (a)  Except as expressly required by applicable law, or except as indicated below, the holders of the Series F Preferred Stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the Company.

     (b)  If at the time of any annual meeting of the Company’s stockholders for the election of directors, the Company has failed to pay or declare and set aside for payment a monthly Dividend for each of the 18 preceding monthly dividend periods, the number of directors then constituting the Board of Directors of the Company shall be increased by one (if not already increased by one due to a default in preference dividends), and at such annual meeting the holders of the Series F Preferred Stock, along with the holders of any other series of Preferred Stock which may have voting rights due to the Company’s failure to pay dividends, will be entitled to elect such additional director to serve on the Company’s Board of Directors. Such director elected by the holders of the Series F Preferred Stock and any other Preferred Stock shall continue to serve as director until the earlier of (i) the full term for which he or she shall have been elected or (ii) the payment of twelve consecutive monthly Dividends.

     (c)  Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series F Preferred Stock and of the shares of any Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series F Preferred Stock and any such other series of Parity Stock will vote together as a single class without regard to series, will be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series F Preferred Stock or any such other series of Parity Stock by way of amendment, alteration or repeal of any of the provisions of the Charter of the Company, or of any amendment or supplement thereto, or otherwise (including any certificate of amendment or any similar document relating to any series of Company preferred stock). Notwithstanding the foregoing, the Company may, without the consent or sanction of the holders of Series F Preferred Stock, authorize or issue capital stock of the Company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the Series F Preferred Stock.

     (d)  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the Series F Preferred Stock and any other series of Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series F Preferred Stock and any such other series of Parity Stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized capital stock of the Company into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the Company ranking prior to both the Series F Preferred Stock and any other series of Parity Stock. Subject to the foregoing, the Company’s Charter may be amended to increase the number of authorized shares of Preferred Stock without the vote of the holders of Preferred Stock, including the Series F Preferred Stock. No vote of the holders of the Series F Preferred Stock and any other series of Parity Stock will be required for the Company to redeem or purchase and cancel the Series F Preferred Stock in accordance with the Charter or this Certificate of Corporate Resolution for the Series F Preferred Stock.

     7.     Conversion.

     The Series F Preferred Stock will not be convertible into or exchangeable for any other securities of the Company.

     8.     Replacement or Lost Certificates.

     If any certificate for a share of Series F Preferred Stock is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same share shall be issued to the holder upon request subject to delivery of the old certificate or, if alleged to have been lost, stolen or destroyed, subject to compliance with such conditions as to evidence, indemnity and the payment of out-of-pocket expenses of the Company in connection with the request, as the Board of Directors of the Company may determine.

     9.     No Preemptive Rights.

     Holders of Series F Preferred Stock will have no preemptive or preferential rights to purchase any securities of the Company.

     IN WITNESS WHEREOF, the undersigned hereby certify that the above resolutions were duly adopted by the Board of Directors of the Company on May 28, 2003.

By:	/s/ Frank C. Stipes
Name: Frank C. Stipes Title: President

By:	/s/ Cesar A. Ruiz
Name: Cesar A. Ruiz Title: Secretary

     Affidavit No. 4,831

     Sworn and subscribed before me by Frank C. Stipes, of legal age, married, President of W Holding Company, Inc. and a resident of Mayaguez, Puerto Rico, and Cesar A. Ruiz, of legal age, married, Secretary of W Holding Company, Inc. and a resident of Mayaguez, Puerto Rico, to me personally known.

     In Mayaguez, Puerto Rico, on the 28th day of May, 2003.

/s/ Notary Public